Exhibit 99.1

KROGER REPORTS NET EARNINGS OF $0.15 PER DILUTED SHARE

FOR THIRD QUARTER OF 2003

Results Include Effect of Two Ongoing Labor Disputes and Premiums Paid

on Debt Repurchases

CINCINNATI, OH, December 9, 2003—The Kroger Co. (NYSE: KR) today reported net earnings of $110.2 million, or $0.15 per diluted share, for the third quarter ended November 8, 2003. The Company estimates the ongoing labor disputes affecting stores in southern California and the West Virginia area reduced earnings by $0.12 per diluted share during the quarter. Premiums paid on debt repurchases reduced earnings by $0.01 per diluted share.

Net earnings in the year-ago period were $254.6 million, or $0.33 per diluted share. Those results include an after-tax charge of $1.6 million (Table 2).

Total sales for the third quarter of fiscal 2003 increased 3.8% to $12.1 billion, including stores affected by the labor disputes. On this basis, identical food-store sales, including fuel, increased 0.2% and, excluding fuel, decreased 0.6%. Excluding stores affected by labor disputes, identical food-store sales, including fuel, increased 1.3%. On this basis, identical food-store sales, excluding fuel, increased 0.4% (Table 6). Kroger estimates that product cost inflation, including fuel, was 1.7% and, excluding fuel, was 1.5%.

“We are pleased with our sales performance in the third quarter, especially in light of the current operating environment,” said David B. Dillon, Kroger chief executive officer. “In the fourth quarter to date, our identical food-store sales, excluding fuel and the effect of the labor disputes, are running slightly ahead of our results for the third quarter.”

The estimated effect on net earnings of $0.12 per diluted share from the labor disputes assumes that the Ralphs stores in southern California and the Kroger stores in the West Virginia area that were adversely affected by the labor disputes, as well as the Food 4 Less stores that were favorably affected, would have maintained their pre-strike operating trends for the balance of the quarter. The estimate also includes the Company’s expected obligation for the quarter under an agreement with Safeway Inc. and Albertson’s, Inc. that was entered into in connection with the multi-employer collective bargaining arrangement in southern California. The estimate also includes other costs directly associated with the labor disputes. All of these items are more fully described in Table 3.

“It is not possible to say when these disputes will be resolved, but we remain committed to providing our employees with excellent wage and benefit programs that also better position Kroger to face the challenges of a rapidly changing competitive landscape,” Mr. Dillon added.

Also in the third quarter:

•	FIFO gross profit margin was 25.83%, a decrease of 162 basis points from the third quarter of 2002. The Company attributed most of the decrease to its continued investment in pricing programs that offer better value to customers, and to the labor disputes.
•	Operating, general and administrative costs increased 13 basis points to 19.50%. This reflects the adverse effect of the labor disputes and increased health care and pension costs, offset by the favorable effects of increased fuel sales and productivity improvements.
•	Kroger had achieved $490 million in cost savings related to the plan announced in December 2001. The Company expects to exceed its original goal of $500 million by the end of fiscal 2003.
•	Total debt was $8.4 billion, a decrease of $194 million as compared to the third quarter of 2002.
•	Kroger repurchased 3.4 million shares of common stock at an average price of $18.72 per share, for a total investment of $62.8 million. Since January 2000, Kroger has invested $2.4 billion to repurchase 121.2 million shares. At the end of the third quarter, Kroger had $160 million remaining under the $500 million repurchase program authorized in the fourth quarter of 2002. Consistent with its strategy of using one-third of free cash flow for debt reduction and two-thirds for stock repurchase or payment of a cash dividend, the Company has not repurchased shares since October 13.

Over the past four quarters, Kroger’s cash flow has enabled the Company to reduce total debt by $194 million, repurchase $382 million in stock and invest $2.2 billion in capital projects, including the buyout of a synthetic lease.

During the third quarter of 2003, Kroger opened, expanded, relocated or acquired 30 food stores. Total food store square footage increased 3.6% over the prior year. Capital expenditures for the quarter totaled $575 million. Kroger expects capital investment for the full year to be $1.9 billion, excluding acquisitions and the buyout of a synthetic lease.

For the first three quarters of fiscal 2003, sales increased 3.7% to $40.8 billion. Net earnings were $652.0 million, or $0.86 per diluted share. These results include the effect of the labor disputes, premiums paid on debt repurchases, and other items shown in Tables 2 and 3. For the first three quarters of fiscal 2002, net earnings were $823.9 million, or $1.03 per diluted share. These results include the items shown in Table 2.

Kroger is not able to determine when the ongoing labor disputes will be resolved or estimate the investment that will be required to rebuild its business in affected areas. Mr. Dillon noted that, based on earnings results for the third quarter and the Company’s continued investment in pricing programs, Kroger’s 2003 earnings, excluding the labor disputes, likely would be below the $1.45 per diluted share described in our past guidance. As a result of these factors, the Company has withdrawn all guidance for fiscal 2003.

“Our strategic focus hasn’t changed. We continue to believe that profitable sales growth, cost reductions, and the improved leveraging of our economies of scale will create value for our shareholders. Kroger’s financial strength is an important competitive advantage, particularly at this time. We have the financial resources necessary to continue building Kroger’s business for the future,” Mr. Dillon said.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the third quarter of fiscal 2003, the Company operated (either directly or through its subsidiaries) 2,530 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly, through its subsidiaries or franchise agreements) 798 convenience stores, 445 fine jewelry stores, 442 supermarket fuel centers and 41 food processing plants. (These store figures include locations affected by ongoing labor disputes.) The Company contributed $106 million last year to local communities and non-profit organizations. For more information about Kroger, please visit our web site at www.kroger.com, where a wide variety of fine jewelry and holiday flowers are available at great prices.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words or phrases such as “committed,” “plans,” “likely,” “expects,” “continued,” “estimate,” “will,” and “goal.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Labor disputes, including ongoing disputes referenced in this press release and any disputes in the future, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our earnings. Our ability to achieve our cost savings goal could be affected by our ability to achieve productivity improvements and shrink reduction; the impact of current or future labor disputes; efficiencies in our distribution centers and those created by our logistics projects; and competitive activity in the markets in which we operate. The proportion of free cash flow, if any, used to reduce debt, repurchase stock, or pay a cash dividend, may be affected by the market price of Kroger common stock and the amount of outstanding debt available for pre-payment or repurchase. Our capital expenditures could vary if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or if our logistics and technology projects are not completed on budget or in the time frame expected. While we have endeavored to estimate the effect of the current labor disputes on our business and debt levels, the uncertainties inherent in such estimates could cause them to be inaccurate. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EST) on December 9, 2003 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EST) on December 9, 2003 through December 19, 2003.

# # #

Media Contact:	Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:	Kathy Kelly, The Kroger Co. (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	THIRD QUARTER				YEAR TO DATE
	2003		2002		2003		2002
SALES	$12,140.7	100.00%	$11,696.1	100.00%	$40,757.3	100.00%	$39,289.9	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a)	9,016.4	74.27	8,485.2	72.55	30,048.0	73.72	28,752.6	73.18
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,367.4	19.50	2,265.8	19.37	7,787.0	19.11	7,369.7	18.76
RENT	152.8	1.26	154.3	1.32	499.0	1.22	508.4	1.29
DEPRECIATION	280.3	2.31	249.2	2.13	904.0	2.22	819.5	2.09
INTEREST (a)	147.6	1.22	134.2	1.15	476.1	1.17	478.9	1.22
RESTRUCTURING CHARGES (a)	—	0.00	—	0.00	—	0.00	14.4	0.04
MERGER-RELATED COSTS (a)	—	0.00	—	0.00	—	0.00	1.8	0.00

TOTAL PRE-TAX EXPENSES	11,964.5	98.55	11,288.7	96.52	39,714.1	97.44	37,945.3	96.58
EARNINGS FROM OPERATIONS BEFORE TAX EXPENSE	176.2	1.45	407.4	3.48	1,043.2	2.56	1,344.6	3.42
TAX EXPENSE	66.0	0.54	152.8	1.31	391.2	0.96	504.2	1.28

EARNINGS FROM OPERATIONS	110.2	0.91	254.6	2.18	652.0	1.60	840.4	2.14
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	—	0.00	—	0.00	—	0.00	(16.5)	-0.04

NET EARNINGS	$110.2	0.91%	$254.6	2.18%	$652.0	1.60%	$823.9	2.10%

LIFO CHARGE	$11.5	0.09%	$—	0.00%	$33.5	0.08%	$12.0	0.03%
EARNINGS PER BASIC COMMON SHARE: FROM OPERATIONS	$0.15		$0.33		$0.87		$1.07
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	0.00		0.00		0.00		(0.02)

NET EARNINGS PER BASIC COMMON SHARE	$0.15		$0.33		$0.87		$1.05

SHARES USED IN BASIC CALCULATION	742.6		769.7		748.5		784.1
EARNINGS PER DILUTED COMMON SHARE:
FROM OPERATIONS	$0.15		$0.33		$0.86		$1.05
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	0.00		0.00		0.00		(0.02)

NET EARNINGS PER DILUTED COMMON SHARE	$0.15		$0.33		$0.86		$1.03

SHARES USED IN DILUTED CALCULATION	753.5		778.9		757.0		797.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Refer to Tables 2 and 3 for a description of items that affected Kroger's financial results during the periods presented.

Table 2. OTHER ITEMS

(in millions, except per share amounts)

Items identified in this table should not be considered alternatives to net earnings, net cash provided by operating activities or any other GAAP measure of performance or liquidity. These items should not be reviewed in isolation or considered substitutes for Kroger's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below in the footnotes and in Table 3, it is important to identify these items and to review them in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table summarizes items that affected Kroger's financial results during the periods presented. The items include restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statements of Earnings (Table 1). The items also include other charges and credits that were recorded as components of merchandise costs, operating, general and administrative expense ("OG&A") and interest expense. Additionally, items in 2003 include the estimated effects of the labor disputes.

	THIRD QUARTER		YEAR TO DATE
	2003	2002	2003	2002
ITEMS AFFECTING MERCHANDISE COSTS:
EFFECT OF LABOR DISPUTES (a)	$96.5	$—	$96.5	$—
ITEM-COST CONVERSION CHARGE (b)	—	—	—	90.7
ITEMS AFFECTING OG&A:
EFFECT OF LABOR DISPUTES (a)	45.6	—	45.6	—
STORE CLOSING LIABILITIES (c)	—	—	(10.0)	—
UTILITY CONTRACTS—MARK-TO-MARKET (d)	—	2.5	4.1	(3.8)
UTILITY CONTRACTS—DYNEGY SETTLEMENT (e)	—	—	62.6	—
CONTRIBUTION (f)	—	—	(5.5)	—
POWER OUTAGE (g)	—	—	9.4	—
ITEMS AFFECTING INTEREST (h)	18.3	—	18.3	18.7
RESTRUCTURING CHARGES (i)	—	—	—	14.4
MERGER-RELATED COSTS (j)	—	—	—	1.8

TOTAL PRE-TAX LOSS	160.4	2.5	221.0	121.8
INCOME-TAX BENEFIT	(60.1)	(0.9)	(82.9)	(45.7)

AFTER-TAX LOSS	100.3	1.6	138.1	76.1
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX (k)	—	—	—	16.5

TOTAL AFTER-TAX LOSS	$100.3	$1.6	$138.1	$92.6

SHARES USED IN DILUTED CALCULATION	753.5	778.9	757.0	797.3
ESTIMATED DILUTED PER SHARE EFFECT	$0.13	$0.00	$0.18	$0.12

(a)	Refer to Table 3 for further details on the estimated effects of the labor disputes.
(b)	During the fourth quarter of 2002, the former Fred Meyer divisions changed their application of the LIFO method of accounting from the retail method to the item-cost method. The effect of this change on the February 3, 2002 inventory valuation was included in results for the first quarter of 2002.
(c)	Reversal of lease liabilities related to store closings that did not take place or were less costly than anticipated. As a result of merchandising and operational changes, financial performance has improved at some stores Kroger anticipated closing following the Fred Meyer merger.
(d)	Expense (credit) related to the mark-to-market of excess energy purchase commitments.
(e)	Expense to resolve disputes related to supply arrangements with Dynegy, Inc.
(f)	Adjustment of liabilities related to a future charitable contribution required as a result of the Fred Meyer merger.
(g)	Expenses related to the August, 2003 power outage in Michigan and Ohio.
(h)	SFAS No. 145 was adopted in the first quarter of 2003. As a result, expenses related to the early retirement of debt, which were recorded as extraordinary items prior to the issuance of SFAS No. 145, are classified as interest expense in the respective periods. The 2003 expenses related to premiums paid in connection with the repurchase of $100 million of long-term bonds, and the write-off of the related deferred financing costs.
(i)	The restructuring charges primarily included expenses related to the implementation of Kroger's Strategic Growth Plan.
(j)	Merger-related charges and credits resulted from issuing and revaluing restricted stock related to merger synergies.
(k)	Adoption of SFAS No. 142 in the first quarter of 2002 resulted in a $16.5 million impairment charge, net of a $9.9 million tax benefit, for the write-down of the jewelry division goodwill.

Table 3. EFFECT OF LABOR DISPUTES

The estimated effects of the labor disputes on the Ralphs stores in southern California and the Kroger stores in the West Virginia area are based on assumptions and estimates, the most significant of which are explained below:

The effect on merchandise costs primarily included the following:

1)	For dispute-affected regions, management assumed that trends existing prior to the effect of the labor disputes would have continued. The estimated effect includes the differences between reported merchandising costs and merchandising cost projections based on those trends. The estimates include differences at the strike-affected stores as well as differences at Food 4 Less stores in southern California whose financial results were favorably affected by the labor dispute in that region.

2)	Differences in merchandising costs included incremental warehousing, distribution, advertising and inventory shrinkage expenses due to the labor disputes.

The effect on operating, general and administrative expense ("OG&A") primarily included the following:

3)	For dispute-affected regions, management assumed that trends existing prior to the effect of the labor disputes would have continued. The estimated effect includes the differences between reported OG&A and OG&A projections based on those trends. The estimates include differences at the strike-affected stores as well as differences at Food 4 Less stores in southern California whose financial results were favorably affected by the labor dispute in that region.

4)	Differences in OG&A included direct pre-strike expenses; costs associated with hiring and training replacement workers; costs associated with bringing in employees from other Kroger divisions to work on a temporary basis in the Ralphs stores; and expenses under the agreement entered into in connection with the collective bargaining arrangement with Safeway Inc. and Albertson's, Inc. in southern California.

Table 4.

THE KROGER CO.

CONSOLIDATED BALANCE SHEET

(in millions)

	November 8, 2003	November 9, 2002
ASSETS
Current Assets
Cash	$134.8	$136.7
Receivables	623.4	677.8
Inventories	4,473.9	4,546.8
Prepaid and other current assets	247.5	215.1

Total current assets	5,479.6	5,576.4

Property, plant and equipment, net	11,254.6	10,365.8
Goodwill, net	3,578.2	3,565.6
Fair value interest rate hedges (a)	—	118.9
Other assets	295.6	292.4

Total Assets	$20,608.0	$19,919.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt including capital leases	$106.2	$416.8
Accounts payable	3,218.9	3,602.2
Accrued salaries and wages	509.8	537.7
Other current liabilities	1,825.7	1,627.1

Total current liabilities	5,660.6	6,183.8

Long-term debt including capital leases
Face value long-term debt including capital leases	8,230.4	8,086.2
Adjustment to reflect fair value interest rate hedges (a)	90.8	118.9

Long-term debt including capital leases	8,321.2	8,205.1

Fair value interest rate hedges (a)	10.6	—
Other long-term liabilities	2,357.5	1,816.5

Total Liabilities	16,349.9	16,205.4

Stockholders’ equity	4,258.1	3,713.7

Total Liabilities and Stockholders’ Equity	$20,608.0	$19,919.1

Total common shares outstanding at end of period	742.5	763.9
Total diluted shares year to date	757.0	797.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Balance sheet adjustments to reflect fair value interest rate hedges of fixed-rate debt, pursuant to SFAS No. 133.

Table 5.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$652.0	$823.9
Adjustment to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax (a)	—	16.5
Depreciation	904.0	819.5
LIFO charge	33.5	12.0
Merger-related costs (a)	—	1.8
Item-cost conversion (a)	—	90.7
Deferred income taxes	129.0	144.0
Other	22.1	37.9
Changes in operating assets and liabilities, net of effects of acquisitions:	178.2	426.5

Net cash provided by operating activities	1,918.8	2,372.8

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, excluding acquisitions	$(1,646.8)	$(1,442.5)
Payments for acquisitions, net of cash acquired	(56.1)	(109.4)
Other	37.5	79.9

Net cash used by investing activities	(1,665.4)	(1,472.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	$347.7	$853.1
Reductions in long-term debt	(475.0)	(1,206.6)
Proceeds from issuance of capital stock	33.2	34.3
Treasury stock purchases	(301.5)	(671.7)
Proceeds from interest rate swap terminations	113.9	—
Increase (decrease) in book overdrafts	12.1	91.7
Other	(20.2)	(25.5)

Net cash used by financing activities	(289.8)	(924.7)

NET INCREASE (DECREASE) IN CASH	$(36.4)	$(23.9)
CASH AT BEGINNING OF YEAR	171.2	160.6

CASH AT END OF QUARTER	$134.8	$136.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Refer to Tables 2 and 3 for a description of items that affected Kroger's financial results during the periods presented.

Table 6. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable food store sales are industry-specific measures and it is important to review them in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL FOOD STORE SALES (a) (c) (d)

	THIRD QUARTER		EXCLUDING STORES AFFECTED BY LABOR DISPUTES: THIRD QUARTER
	2003	2002	2003	2002
INCLUDING SUPERMARKET FUEL CENTERS	$10,819.1	$10,792.2	$10,243.1	$10,108.0
EXCLUDING SUPERMARKET FUEL CENTERS	$10,493.9	$10,560.7	$9,919.9	$9,880.2
INCLUDING SUPERMARKET FUEL CENTERS	0.2%	(0.6)%	1.3%
EXCLUDING SUPERMARKET FUEL CENTERS	(0.6)%	(1.3)%	0.4%

COMPARABLE FOOD STORE SALES (b) (c) (d)

	THIRD QUARTER		EXCLUDING STORES AFFECTED BY LABOR DISPUTES: THIRD QUARTER
	2003	2002	2003	2002
INCLUDING SUPERMARKET FUEL CENTERS	$11,133.6	$11,045.1	$10,549.9	$10,353.1
EXCLUDING SUPERMARKET FUEL CENTERS	$10,792.3	$10,807.7	$10,210.6	$10,119.4
INCLUDING SUPERMARKET FUEL CENTERS	0.8%	0.2%	1.9%
EXCLUDING SUPERMARKET FUEL CENTERS	(0.1)%	(0.6)%	0.9%

(a)	Kroger defines a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. The identical food store dollar figures presented were used to calculate third quarter 2003 percent changes.

(b)	Kroger defines a food store as a comparable store in the quarter after the store has been in operation for four full quarters, including relocations and expansions. The comparable food store dollar figures presented were used to calculate third quarter 2003 percent changes.

(c)	Kroger estimated that its product cost inflation, including fuel, was 1.7% and, excluding fuel, was 1.5%, in the third quarter of 2003 versus the third quarter of 2002. Kroger estimated that it experienced product cost deflation of 0.5%, both including and excluding fuel, in the third quarter of 2002 versus the third quarter of 2001.

(d)	Sales figures adjusted for effects of the labor disputes exclude stores involved in labor disputes, as well as Food 4 Less stores whose sales were favorably affected by the labor disputes in that region. Sales were excluded for the last four weeks of the quarter for stores in the West Virginia area. Sales were excluded for the last five weeks of the quarter for the Ralphs and Food 4 Less stores. This also eliminated the increases in sales immediately prior to the start of the labor disputes.